UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 1, 2017 (May 31, 2017)

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

GSV Capital Corp. (“GSVC”) has entered into a Loan and Security Agreement (the “Loan Agreement”), dated as of May 31, 2017, between GSVC and Western Alliance Bank to provide GSVC with a new $12 million senior secured revolving credit facility (the “Credit Facility”). Availability under the Credit Facility is subject to the number and value of securities included in a borrowing base and otherwise specified in the Loan Agreement.

The Credit Facility, among other things, matures on the later of (i) August 15, 2018 or (ii) 30 days prior to the due date of GSVC’s 5.25% convertible senior notes due 2018, which mature on September 15, 2018.  Borrowings under the Credit Facility bear interest at a per annum rate equal to the prime rate plus 3.50%. In addition, the Loan Agreement requires payment of a fee for unused amounts during the revolving period in an amount equal to 0.50% per annum of the average unused portion of the $12 million Credit Facility. Under the Loan Agreement, GSVC has made certain customary representations and warranties and is required to comply with various affirmative and negative covenants, reporting requirements, and other customary requirements for similar credit facilities, including, without limitation, restrictions on incurring additional indebtedness (with unsecured longer-term indebtedness limited to $70 million in the aggregate), compliance with the asset coverage requirements under the Investment Company Act of 1940, a minimum net asset value requirement of at least the greater of $60 million or five times the amount of the $12 million Credit Facility, a limitation on GSVC’s net asset value being reduced by more than 15% of GSVC’s net asset value at December 31, 2016, and maintenance of regulated investment company and business development company status. The Loan Agreement includes usual and customary events of default for credit facilities of this nature, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to certain other indebtedness, bankruptcy, the cessation of GSVC’s investment advisory agreement with GSV Asset Management, LLC, and the occurrence of a material adverse effect.

The Credit Facility is secured by all of GSVC’s property and assets, except for GSVC’s assets pledged to secure certain obligations in connection with GSVC’s issuance, in September 2013, of its 5.25% convertible senior notes due 2018 pursuant to an indenture, dated as of September 17, 2013.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the form of the Loan Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01.            Other Events.

On May 31, 2017, GSVC received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that GSVC has regained compliance with the independent director requirement for continued listing on the Nasdaq Capital Market, which is set forth in Nasdaq Listing Rule 5605(b)(1).  GSVC regained compliance with such rule as of May 31, 2017, the effective date of David S. Pottruck’s appointment as a member of GSVC’s Board of Directors (the “Board”). As previously reported in a current report on Form 8-K on March 16, 2017, Mr. Pottruck was appointed to serve as a member of the Board, effective May 31, 2017, in order to fill the vacancy on the Board created by the resignation of a former director, Bradford C. Koenig, and is an “independent director,” as defined by Nasdaq Listing Rule 5605(a)(2), of the Board.

Item 9.01             Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement between GSV Capital Corp. and Western Alliance Bank, dated as of May 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2017	GSV CAPITAL CORP.

	By:	/s/ William F. Tanona
William F. Tanona Chief Financial Officer, Treasurer and Corporate Secretary